Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Form S-4 Registration Statement of Colonnade Acquisition Corp. II, of our report dated October 31, 2022 on our audit of the consolidated financial statements of Nearside Business Corp. for the year ended December 31, 2021 and our auditor’s review report dated November 7, 2022 on the consolidated financial statements of Nearside Business Corp. for the year ended December 31, 2021 and the six months ended June 30, 2022 and 2021 (unaudited), and the reference to us under the caption “Experts.”

Hill, Barth & King LLC

Canfield, Ohio

January 13, 2023

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